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                                                                 Exhibit (11)
                     UNIFI, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER SHARE
             (Amounts in thousands, except per share data)

                                                          Years Ended
                                       _________________________________________________
                                        June 25, 1995    June 26, 1994    June 27, 1993
                                       ______________    _____________    _____________
  Computation of share totals used
   in computing earnings per share:
    Weighted average number of
     shares outstanding                     69,005           70,415           69,854
    Incremental shares arising from
     outstanding stock options
     using the treasury stock method           537              605            1,007

                                         _____________   ______________    _____________
  Primary average shares outstanding (a)    69,542           71,020           70,861
                                         _____________   ______________    _____________
                                         _____________   ______________    _____________
  Incremental shares arising from
    outstanding stock options, using
    end of year prices for the treasury
    stock method and convertible debt
    using the if converted method            7,760                7            7,779
                                         _____________   ______________    _____________
  Fully-diluted average shares out-
    standing (b)                            77,302           71,027           78,640
                                         _____________   ______________    _____________
                                         _____________   ______________    _____________
  Net earnings applicable to common
    stock:

    Net income - primary (c)             $ 116,171       $   76,492        $ 136,644

    Add: convertible subordinated debt
     interest net of tax                     8,703                -            8,614
                                         _____________   ______________    _____________

   Net income assuming full dilution (d) $ 124,874       $   76,492        $ 145,258
                                         _____________   ______________    _____________
                                         _____________   ______________    _____________

  Net income per share, primary (c)/(a)  $    1.67       $     1.08        $    1.93
                                         _____________   ______________    _____________
                                         _____________   ______________    _____________
  Net income per share assuming full
     dilution (d)/(b)                    $    1.62       $     1.08        $    1.85


  The effect of the convertible subordinated notes was antidilutive for the fiscal year ended
June 26, 1994.

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